UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 25, 2005 (April 20, 2005)

Introgen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21291	74-2704230
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)

(512) 708-9310
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

      On April 20, 2005, Introgen Therapeutics, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Suiter Limited (“Suiter”) with a term of 90 days (unless shortened or extended as provided therein) under which Suiter will perform investor relations services focusing on the sophisticated, global financial community. In consideration for the services the Company will issue a warrant (“Warrant”) under which, if the average closing price of the Company’s common stock as reported on the NASDAQ National Market System calculated over a period of 20 consecutive trading days during the term of the Agreement (the “Average Closing Price”) equals or exceeds $20.50 per share, 500,000 shares will vest, and no shares will vest unless the Average Closing Price reaches $8.00 per share. The number of shares that may vest if the Average Closing Price reaches between $8.00 and $20.50 per share during the Agreement term remains to be negotiated. To the extent vested, the Warrant may be exercised during the period beginning two years after the date of issuance and ending five years after the date of issuance, at an exercise price equal to the closing price of the Company’s common stock on April 20, 2005.

      The Agreement and any portion of the Warrant that is not vested will expire upon the earlier of (i) 90 days after the date of the Agreement or (ii) upon notice from the Company in the event the Company announces a favorable action or decision by the United States Food and Drug Administration with respect to one or more of the Company’s product candidates, or a partnering or collaboration agreement involving one or more of the Company’s product candidates (that is not arranged by Suiter pursuant to a written mandate) within said 90 day period.

      The Agreement and the Warrant are not transferable without the Company’s consent, and contain provisions prohibiting the Warrant holder from engaging in short selling, hedging and risk shifting arrangements concerning the Company’s securities.

      Mulier Capital Limited advised the Company on the transaction.

Item 3.02 Unregistered Sales of Equity Securities

      See disclosure under Item 1.01 above.

      The Warrant will be issued in reliance upon the exemption from registration provided by Regulation S of the Securities Act of 1933.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTROGEN THERAPEUTICS, INC.
By:	/s/ JAMES W. ALBRECHT, JR.
James W. Albrecht, Jr.
Chief Financial Officer

Date: April 25, 2005